Exhibit 3

AMENDED AND RESTATED
MEMORANDUM OF UNDERSTANDING
This Amended and Restated Memorandum of Understanding (“Agreement”) is entered into this the 14th day of May, 2018, by and between Adolphus B. Baker (“Dolph”), Dinnette Adams Baker (“Dea Dea”), Luanne Adams (“Luanne”), Nancy Adams Briggs (“Nancy”), Laurel Adams Krodel (“Laurel”), Jean Reed Adams (“Jean”), Lesa Morris Rogel (“Lesa”), Shannon Morris Crabtree (“Shannon”), Robin Morris McGuire (“Robin”), Robert M. Morris, Jr. (“Robert”), Kyle S. Morris (“Kyle”), and Dolph and Jean in their capacities as Co-Conservators of the Person and Estate of Fred R. Adams, Jr. (the “Co-Conservators”). Dea Dea, Luanne, Nancy and Laurel are sometimes referred to herein as the “Daughters”. Lesa, Shannon, Robin, Robert, and Kyle are sometimes referred to herein as “Jean's Children”. Dolph, Dea Dea, Luanne, Nancy, Laurel, Jean, Lesa, Shannon, Robin, Robert, Kyle and the Co-Conservators are sometimes referred to herein as the “Parties”, or individually as a “Party”. This Agreement amends and restates and supersedes the Memorandum of Understanding among the Parties dated January 25, 2018 (“Original MOU”).
WHEREAS, Fred R. Adams, Jr. (“Fred”), the husband of Jean, executed his Last Will and Testament on August 24, 2004 (“Fred’s Will”); and
WHEREAS, on November 7, 2011, the Chancery Court of the First Judicial District of Hinds County, Mississippi appointed the Co-Conservators as Conservators of the person and of the estate of Fred (the “Conservatorship”); and
WHEREAS, Fred owns a significant interest in Cal-Maine Foods, Inc. (“Cal-Maine” or the “Company”), a Delaware corporation traded on the NASDAQ exchange (“NASDAQ”); and
WHEREAS, Cal-Maine has two authorized classes of capital stock, Class A Common Stock, which is entitled to ten (10) votes per share on all matters, and Common Stock, which is entitled to one (1) vote per share on all matters; and
WHEREAS, any shares of Cal-Maine Class A Common Stock will automatically convert on a one-for-one basis into shares of Cal-Maine Common Stock in the event that beneficial or record ownership of any such shares of Cal-Maine Class A Common Stock is transferred to anyone other than Fred, his spouse, his natural children, his sons-in-law or his grandchildren (each, a “Permitted Class A Holder”); and
WHEREAS, among other assets, Fred owns, directly or indirectly, 3,487,192 shares of the Cal-Maine Class A Common Stock (“Fred’s A Shares”) and 10,007,357 shares of the Cal-Maine Common Stock (“Fred’s Common Shares”) individually and 618,308 shares of Cal-Maine Common Stock held by Fred in the Cal-Maine KSOP that would pass to Jean under an existing beneficiary designation, and all of Fred’s assets, including Fred’s A Shares and Fred’s Common Shares are held in the Conservatorship (other than any asset payable pursuant to beneficiary designation such as a 401(k), a KSOP or IRA); and
WHEREAS, pursuant to certain NASDAQ rules, if 50% of a NASDAQ corporation’s voting power is held by an individual or a group, then such corporation shall be deemed to be a “Controlled Company”, and will enjoy certain benefits not available to a NASDAQ corporation that is not deemed to be a Controlled Company; and
WHEREAS, the Parties acknowledge that Fred’s current estate plan could eventually cause Cal-Maine to lose its status as a Controlled Company if a significant amount of Fred’s A Shares are owned by anyone other than a Permitted Class A Holder, and the Parties wish to keep Cal-Maine a Controlled Company; and
WHEREAS, the Parties desire to petition the Hinds County Chancery Court to approve certain transfers from the Conservatorship; and
WHEREAS, the Parties contemplate that among the property to be transferred, the Conservatorship will seek authority to transfer Fred's Common Shares with a value of $6,000,000 as a charitable contribution to four separate donor-advised funds established by Fred (the “Charitable Contribution”); and
WHEREAS, Jean owns 96,480 shares of Class A Common Stock of Cal-Maine (“Jean’s A Shares”) that she is willing to exchange for 96,480 shares of Cal-Maine Common Stock; and
WHEREAS, share amounts included in this Agreement are based on information as of the date of this Agreement and shall be adjusted if necessary due to gifts or other events prior to the completion of the transactions contemplated hereby; and
WHEREAS, the Parties acknowledge that the time to probate Fred’s Will could be quite lengthy, and the Parties wish to expedite the probate process upon Fred’s death as much as possible, which could be accomplished by the creation of a Revocable Trust or Trusts; and
WHEREAS, the Parties understand that the Board of Directors of Cal-Maine have formed a committee comprised of independent directors (the “Committee”) to evaluate, potentially revise and consider approving the transactions contemplated hereby, and the Parties are entering into this Agreement in order to present a comprehensive proposal for consideration by the Committee; and
WHEREAS, the Committee has negotiated with the Parties and the Parties, together with Cal-Maine, have agreed to certain changes to the transactions contemplated by the Original MOU and to certain other matters; and
WHEREAS, the Parties desire to amend and restate the Original MOU to reflect such changes and other matters, and to make certain organizational changes.
NOW, THEREFORE, the Parties agree as follows:
1.Conservatorship. Certain agreements relating to the Conservatorship are incorporated herein from Schedule 1 hereto.
2.    Gifts. Certain agreements relating to gifts are incorporated from Schedule 1 hereto.
3.    Charitable Gift. The Co-Conservators will petition the Hinds County Chancery Court for the authority to transfer a portion of Fred’s Common Shares with a combined value of $6,000,000 as a charitable gift to four donor-advised funds established by Fred (collectively, the “Donor-Advised Funds”). Accordingly, simultaneously with the execution of the Daughters' Revocable Trust, Jean's Revocable Trust, and all other related documents, Fred, through his Conservatorship, will make a charitable gift of a portion of Fred's Common Shares to the Donor-Advised Funds, outright and free of any trust, with a value of $6,000,000. The Donor-Advised Funds will each receive a share of the gift of a portion of Fred's Common Shares with a combined value of $6,000,000 as set forth in a notice to the Co-Conservators signed by the Daughters. It is anticipated that each of the Daughters will serve in an advisory capacity to one or more of the Donor-Advised Funds.
4.    Creation of a Revocable Trust for Daughters. The Co-Conservators will petition the Hinds County Chancery Court for the authority to transfer 3,487,192 of Fred’s A Shares and 6,633,720 of Fred’s Common Shares to a revocable trust (the “Daughters’ Revocable Trust”), the terms of which virtually mirror Fred’s Will with regard to bequests to the Daughters. The number of shares to be transferred shall be reduced by seventy-five percent (75%) of the shares gifted by the Co-Conservators between the date hereof and the date of funding the Daughters' Revocable Trust other than the charitable gift as described in Section 3. The form of the Daughters’ Revocable Trust is attached hereto as Exhibit B. Fred will be the lifetime beneficiary of the Daughters’ Revocable Trust, and the Co-Conservators will serve as Co-Trustees of the Daughters’ Revocable Trust. The Daughters’ Revocable Trust will receive the foregoing shares of Cal-Maine stock, which may then be contributed to the Limited Liability Company described in Section 16 below in exchange for Limited Liability Company interests.
5.    Jeans Revocable Trust. Certain agreements relating to a separate revocable trust (“Jean’s Revocable Trust”) are incorporated from Schedule 1 hereto. Such agreements provide that such trust will receive Fred’s Common Shares other than Fred's Common Shares transferred in accordance with Section 3 and the shares transferred to the Daughters' Revocable Trust in accordance with Section 4.
6.    Insurance. Certain agreements relating to insurance not involving Cal-Maine are incorporated from Schedule 1 hereto.
7.    KSOP. Certain agreements relating to Fred’s KSOP are incorporated from Schedule 1 hereto.
8.    Claims. Certain agreements relating to claims not involving Cal-Maine are incorporated from Schedule 1 hereto.
9.    Costs. Certain agreements relating to costs not involving Cal-Maine are incorporated from Schedule 1 hereto.
10.    Mortgage. Certain agreements relating to a mortgage not involving Cal-Maine are incorporated from Schedule 1 hereto.
11.    Advisors. Certain agreements relating to advisors not involving Cal-Maine are set forth in in Schedule 1 hereto.
12.    Personal Property. Certain agreements relating to personal property not involving Cal-Maine are incorporated from Schedule 1 hereto.
13.    Tag-Along Right. In the event the Daughters, directly or indirectly, including through the Daughters' Revocable Trust, and/or any entity owned in whole or in part by it, or its successor, including the LLC described in Section 16 (collectively for purposes of this Section, the “Daughters' Group”) decides to make a bona fide sale or exchange of all or substantially all of the shares of stock in Cal-Maine held by the Daughters' Group to a purchaser at any time within five (5) years following Fred's death (whether in a single transaction or in a series of related transactions), then prior to the consummation of the sale or exchange, the Daughters' Group shall promptly deliver to the Trustee of Jean's Revocable Trust, or if Jean's Revocable Trust has been terminated, Jean, or if Jean is deceased, Jean's children (c/o the law firm Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Jackson, Mississippi) (collectively for purposes of this Section, “Jean's Revocable Trust”), written notice setting forth in detail the circumstances of the transaction, including, without limitation, the name and address of the proposed transferee and the proposed consideration to be paid to the Daughters' Group. Jean's Revocable Trust shall have the right and option to participate with the Daughters' Group in the sale of all or a portion of its shares of stock in Cal-Maine upon the terms described in the notice from the Daughters' Group by delivering written notice to the Daughters' Group of the desire to so participate within ten (10) days after the receipt of the written notice from the Daughters' Group. In the event Jean's Revocable Trust timely delivers written notice to the Daughters' Group of its desire to so participate with respect to all or a portion of its shares of stock in Cal-Maine, the Daughters' Group is prohibited from consummating its proposed sale or transfer of its shares of stock in Cal-Maine unless Jean's Revocable Trust is able to fully participate in a manner consistent with its proper election. Notwithstanding the foregoing, no notice shall be required to be given under this Section 13 to any individual or trust that does not own at least 400,000 shares of Common Stock; provided that an individual shall be deemed to own any shares of Common Stock held by a trust created by him or her and a trust or individual shall be deemed to own any shares of Common Stock held by an entity to which such shares of Common Stock were contributed by him, her, or it.
14.    Class A Common Stock Exchange. A Share Exchange Agreement will be entered into that provides that Jean will exchange Jean’s 96,480 Class A Common Shares for 96,480 shares of Cal-Maine Common Stock currently owned outright by Dolph. Such transfers will be pursuant to a Share Exchange Agreement, the form of which is attached hereto as Exhibit G. Dolph and Jean agree to do all things necessary and execute all documents to complete the transaction contemplated by this Section 14. The Parties acknowledge that this transaction is intended to be free from income tax under Section 1036 of the Internal Revenue Code, as amended. The closing of the Share Exchange Agreement shall occur within ten (10) days upon the earlier of (i) the death of Fred, (ii) the death of Jean while she is married to Fred, or (iii) the divorce of Fred and Jean.
15.    Restatement of Certificate of Incorporation. The Parties acknowledge that the Cal-Maine Certificate of Incorporation will need to be amended to, among other things, expand the definition of “immediate family members” to include the Trustees of the Daughters’ Revocable Trust, the Limited Liability Company referenced in Section 16 below, and further, if necessary, permitted transferees of Fred’s descendants or their spouses, all in order to ensure that the Daughters’ Revocable Trust or the LLC or any other permitted transferees are eligible Class A Common shareholders. This amendment will be part of an amendment and restatement of the Certificate of Incorporation, which will also amend and restate certain out-of-date, obsolete or inoperative provisions to clean up the Certificate of Incorporation. The form of the Restated Certificate of Incorporation is attached hereto as Exhibit H. The Parties agree to cooperate in such amendment and restatement as necessary to make it effective.
16.    Limited Liability Company. The Trustees of the Daughters’ Revocable Trust will see to the establishment of a Limited Liability Company and will contribute Fred’s A Shares and Fred’s Common Shares that they receive from the Conservatorship as contemplated in Section 4 above, to such Limited Liability Company in exchange for membership interests in the Limited Liability Company (“LLC Interests”). After Fred’s death, a portion of the shares of Common Stock will be distributed to the Daughters’ Revocable Trust in return for LLC interests, so that such shares can be sold by the Daughters’ Revocable Trust to pay estate taxes and related costs on Fred’s estate (whether or not the estate tax is deferred pursuant to Section 6166 of the Internal Revenue Code). The Trustees of the Daughters' Revocable Trust may also determine to sell other shares at that time to provide liquidity for the Daughters. However, the Trustees of the Daughters' Revocable Trust will not distribute the LLC Interests held by the Daughters’ Revocable Trust to the Daughters until all obligations under the Estate Tax Cost Sharing Agreement and Claims Agreement are satisfied. Such Limited Liability Company will be governed by a Limited Liability Company Operating Agreement. Dolph and Dea Dea may contribute all of their currently and future owned Class A Common Stock to the Limited Liability Company in exchange for membership interests in the Limited Liability Company, which is currently expected to be a total of 1,216,328 shares of Class A Common Stock not including the Class A Common Stock to be acquired by Dolph in the Share Exchange described in Section 14 above. The Limited Liability Company shall promptly distribute all dividends received from Cal-Maine to the Daughters’ Revocable Trust and Dolph and Dea Dea pro rata based on the shares contributed by them. The Daughters’ Revocable Trust will transfer the dividends it receives during Fred's life and any dividends it receives after Fred's death to the extent such dividends are attributable to a record date occurring during Fred's life, to Jean’s Revocable Trust. Dividends received by Dolph and Dea Dea will not be distributed to Jean’s Revocable Trust. Dolph will be the sole managing member of the Limited Liability Company and all other members will be non-managing members. The form of the Limited Liability Company Operating Agreement that will govern the Limited Liability Company is attached hereto as Exhibit I.
17.    Agreement Regarding Common Stock. Cal-Maine will enter into an Agreement Regarding Common Stock with the following parties: Jean, Jean’s Revocable Trust, the Daughters, the Daughters’ Revocable Trust, and the Daughters’ LLC (collectively, the “Stockholder Parties”), and for the limited purposes set forth therein, Dolph. Pursuant to this agreement, the Stockholder Parties would agree to cooperate with Cal-Maine in any proposed transfer of shares of Common Stock that they own or will own and to ensure that all appropriate securities filings and reports are timely made. Additionally, if any of them intends to sell any shares, the Stockholder Parties will first give Cal-Maine a right of first offer to purchase such shares. If Cal-Maine does not purchase any such shares, Cal-Maine will cooperate with the Stockholder Parties on a secondary offering on a resale shelf registration statement filed by Cal-Maine or some other method of sale. In any event, the Stockholder Parties would only sell such shares pursuant to the requirements of applicable law, including Rule 144 and its volume limitations. The form of the Agreement Regarding Common Stock is attached hereto as Exhibit J.
Exhibit A to the Agreement Regarding Common Stock provides registration rights to the Stockholder Parties for the resale of their shares of Cal-Maine Common Stock after the death of Fred. Subject to the terms of the Agreement Regarding Common Stock, (i) a Stockholder Party may make a demand to Cal-Maine to file a registration statement with the SEC to register such party’s shares for resale and, in such event, other Stockholder Parties will be permitted to include their shares in such registration statement, and (ii) in such event, Cal-Maine will be obligated to file a shelf registration statement on Form S-3 with the SEC to register the shares of such Stockholder Parties and to maintain the effectiveness of this registration statement until such shares have been sold or until registration is no longer required pursuant to Rule 144 under the Securities Act of 1933, as amended (“Securities Act”). After the registration statement becomes effective, if Cal-Maine does not purchase any shares pursuant to the above right of first offer from a Stockholder Party, such party may make a request for a “takedown” to effect a sale of their shares during a 90 day period pursuant to such Form S-3 registration statement. Alternatively, such Stockholder Party may sell such shares through a broker under Rule 144 under the Securities Act or any other method of sale agreed to by the Company. Any shares not sold during such 90 day period will again be subject to the Company’s right of first offer.
18.    Voting of Shares. Until such time as the REED FAMILY Trustee is no longer serving as a Trustee of the Daughters' Revocable Trust and the ADAMS FAMILY Trustee (as such term is defined in the Trust Agreement for the Daughters' Revocable Trust) is no longer serving as a Trustee of Jean's Revocable Trust, Jean and Dolph, or their successors in interest (being a successor Trustee of the Daughters' Revocable Trust or Jean's Revocable Trust), agree to (i) continue to coordinate the vote of shares of Cal-Maine over which they have voting power, individually, as trustees of the Daughters’ Revocable Trust or Jean’s Revocable Trust, as manager of the Limited Liability Company, or otherwise, as they do now under the Conservatorship, and (ii) continue to jointly file with the SEC Schedules 13D (including any and all amendments thereto) with respect to the common stock of Cal-Maine.
19.    SEC Filings.     The Parties hereto hereby appoint Dolph, with full power of substitution, signing singly, as such Party’s attorney-in-fact, with full power and authority to prepare, sign, and file any required filings with the SEC, including, if required, Schedule 13D (including any and all amendments thereto), and take any and all other action relating thereto and in connection therewith, provided that such attorney-in-fact is not assuming any of such Party’s responsibilities with respect thereto. If any such filing is required, the Parties hereby agree to make a joint filing on behalf of each of them (including any and all amendments thereto), and that this Agreement may be included as an exhibit to such joint filing. The Parties further agree that each Party is responsible for the timely filing of any SEC filings on behalf of such Party, and for the completeness and accuracy of the information concerning such Party contained therein, provided, however, that no Party is responsible for the completeness or accuracy of the information concerning any other Party, unless such Party knows or has reason to believe that such information is inaccurate. The agreements and authority in this Section shall continue until the earlier of (i) the termination of this Agreement or (ii) the execution and delivery of the agreements and instruments contemplated by this Agreement, at which time the obligation to make any SEC filings shall be determined under such other agreements and instruments rather than this Agreement.
20.    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
21.    Assignment and Benefit. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. This Agreement shall not be construed as giving any person, other than the Parties, their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of the Parties, and their permitted successors, heirs and assigns and for the benefit of no other person or entity.
22.    Amendment, Modification and Waiver. The Parties may amend or modify this Agreement in any respect. Any such amendment or modification shall be in writing and signed by all of the Parties. The waiver by a Party of compliance with or any breach of any provision of this Agreement must be in a writing signed by such Party and shall not constitute or operate as a waiver of compliance with or any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.
23.    Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Mississippi (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the Parties hereto, and without giving effect to otherwise applicable principles of conflicts of law.
24.    Section Headings and Defined Terms. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.
25.    Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.
26.    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. In the event of the death of Fred or any party hereto prior to the execution, delivery and/or consummation of the agreements contemplated herein and/or attached hereto, this Agreement and the attached agreements and related documents shall be revised, mutatis mutandis, to the extent necessary to reflect the intended ultimate outcome of this Agreement and each such document. For example, in the event of the death of Fred prior to the execution and delivery of the attached agreements, the Revocable Trusts in Sections 4 and 5, the Claims Agreement in Section 8, and the Estate Tax Cost Sharing Agreement in Section 9 shall not be created and the distribution of Fred’s assets shall instead be effected pursuant to his Will, provided that the Parties shall revise this Agreement and the other attached agreements to reflect the intended outcomes described in this Agreement and the attached Revocable Trusts. Each of the Parties hereto (or their respective successors and assigns as provided in Section 21) agrees to use their best efforts to cooperate and revise and reformulate this Agreement and the attached documents to the extent necessary to reflect the intended outcomes thereof. Each of the Parties hereto (or their respective successors and assigns as provided in Section 21) further agrees to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required to carry out and consummate the provisions of this Agreement and the attached documents, as they may be revised and reformulated pursuant to this Section. Further, if applicable, each of Dolph and Jean agree to use their best efforts to cooperate in the foregoing actions in their capacities as executors of Fred’s Will. Notwithstanding the foregoing, the actions and transactions contemplated by this Agreement are contingent upon the final approval of the Committee, the Hinds County Chancery Court, and the Board (as hereinafter defined), as set forth in Section 31 of this Agreement.
27.    Payment of Legal Fees. After execution of this Agreement but prior to the funding of Jean's Revocable Trust and the Daughters' Revocable Trust, the Co-Conservators will petition the Hinds County Chancery Court for the authority to pay all legal fees incurred by one or more of the Parties through the execution of the Original MOU (January 25, 2018) in connection with the planning described herein to (i) Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, (ii) Brunini, Grantham, Grower & Hewes, PLLC, and (iii) Watkins & Eager PLLC.
28.    Counterparts. This Agreement and the other documents required to consummate the transactions contemplated herein may be executed in two or more counterparts, each of which shall be deemed an original (including by facsimile or other electronic transmission), but all of such counterparts together shall be deemed to be one and the same instrument. The Parties may deliver this Agreement and the other documents required to consummate the transactions contemplated herein by facsimile, and each Party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.
29.    Entire Agreement; Primacy of Separate Agreements. This Agreement, including the Schedule and Exhibits hereto, constitutes the entire agreement between the Parties hereto and supersedes all prior agreements and understandings. Notwithstanding the foregoing, it is expressly understood by all Parties that this Agreement is intended to serve as a summary of various agreements reached by the Parties. Accordingly, in the event of a conflict between the terms of this Agreement and any of the separate agreements referenced herein by and among any one or more of the parties, the terms of such other agreement shall govern.
30.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
31.    Approval by Committee, Hinds County Chancery Court and Board. The actions and transactions contemplated by this Agreement are contingent upon, and this Agreement shall become effective upon, the final approval of the Committee, the Hinds County Chancery Court and Cal-Maine’s Board of Directors (“Board”), and subject to changes proposed by the Committee, the Hinds County Chancery Court and/or Board. Any such proposed changes shall have no effect unless approved in writing by all Parties. None of the acts or transactions contemplated by this Agreement shall be consummated or effected without first obtaining the approval thereof by the Committee, the Hinds County Chancery Court and/or Board, and no Party hereto shall have a right to require performance of this Agreement, nor is there any binding agreement, arrangement or understanding with respect thereto, unless and until such approval is obtained. In the event that any of the Hinds County Chancery Court, the Committee and/or Board does not approve the transactions in the manner specified herein, each of the Parties hereto (or their respective successors and assigns as provided in Section 21) agrees to use their best efforts to cooperate and revise and reformulate this Agreement and the attached documents to the extent necessary to reflect the intended outcomes thereof, in order to obtain such approval.
32.    Subject to the final approvals described in Section 31, the changes and other matters that have been agreed to with the Committee are set forth below.
a.    Transaction Matters: Upon execution of the Agreement Regarding Common Stock, the Conservatorship will pay for the costs of the Committee relating to the transactions being considered at this time, including fees of counsel and the financial adviser to the Committee, up to a cap of $750,000.
b.    Registration Rights/ROFR
i.    The registration rights will be for the benefit of the Stockholder Parties and those persons who later become “Stockholder Parties” in accordance with and as defined under the Agreement Regarding Common Stock (for the purpose of the remaining portions of this Section, all such persons are collectively referred to as “Stockholder Parties”). Dolph will not have the benefit of the registration rights.
ii.    The beneficiaries of the registration rights will have demand registration rights and rights to sell shares under Rule 144 or in any manner approved by the Committee.
A.    The Company will file a Form S-3 and register shares for sale by the Stockholder Parties, and the Company will continue to maintain and renew this for such periods as approved by the Committee. As long as the Company is a WKSI, it could file a Form S-3 Automatic Shelf Registration Statement that will register an indeterminate amount of shares and defer the payment of the registration fee.
B.    The Committee will have the authority to approve any future demands for takedowns from the registration statement, including the minimum number of shares to be included, how frequently takedowns may be permitted, and whether to require standstill agreements from the selling shareholders beyond what is required from the underwriters and, if so, the terms thereof.
C.    The Committee will also have the authority from time to time, to approve sales under Rule 144 or any other manner approved by the Committee, subject to any underwriter lock up.
D.    Subject to any underwriter lock up, there will be a de minimis exception that will permit sales by Stockholder Parties without prior approval by the Committee. The draft Agreement Regarding Common Stock includes the following: “For purposes hereof, “De Minimis Transfers” means any Transfers, including sales (but excluding Permitted Transfers and Permitted Sales), by any Stockholder Party which individually or in the aggregate, involve less than 5,000 shares in any three month period or shares having a value of less than $50,000 in any three month period.”
E.    The ability of the Daughters (whether acting directly or indirectly through permitted transferees, including without limitation, the Limited Liability Company referenced in Section 16 above and the Daughters’ Trust) to include in any demand takedown any of their shares of Common Stock of Cal-Maine (but not Class A Common Stock) subject to all other applicable terms of the Agreement Regarding Common Stock, shall continue only as long as Immediate Family Members and/or Permitted Transferees will continue to own shares that have at least a majority of the voting power of the Company.
F.    The Stockholder Parties requesting registration, collectively on a pro rata basis based on the number of shares being sold, and the Company will each pay 50% of the costs of the Company related to the sale of shares, including costs related to (i) the preparation and filing of a registration statement and (ii) the preparation of any offering documents, provided that if the Company determines to participate in any offering, it will pay 100% of the costs. The selling Stockholder Parties will pay any fees of underwriters relating to the sale of their shares, on a pro rata basis based on the number of shares being sold, and the Company will pay the fees of underwriters relating to sales of any shares by the Company.
G.    The price payable by the Company to purchase shares pursuant to the exercise of the right of first refusal will reflect a 6% discount to the VWAP for the Common Shares of Cal-Maine on the NASDAQ for the twenty (20) business days immediately prior to the date of the Company's Acceptance Notice (as defined in the Agreement Regarding Common Stock) advising of its intention to exercise its right of first refusal (intended to reflect the all-in discount to the market price at which the shares will be offered and sold).
H.    The Committee will review and approve (or disapprove of) any share repurchase pursuant to the Company’s right of first refusal and any matter related thereto, including, without limitation: (x) the number of shares, if any, to be purchased by the Company; and (y) the amount of debt to be incurred by the Company in connection with any repurchase.
I.    There will be a de minimis exception (as described above) from the right of first refusal for sales by Stockholder Parties.
J.    The Committee shall have a period of 20 days to consider whether to approve the Company’s repurchase of shares pursuant to the right of first refusal and deliver the Company’s Acceptance Notice (as defined in the Agreement Regarding Common Stock) to the selling stockholder(s). Notwithstanding the foregoing time period, if the Company and Committee determine not to repurchase any shares, they will promptly notify the selling Stockholder Party(ies) before the expiration of such 20-day period. If the Company delivers an Acceptance Notice, the closing shall take place within 40 days of such notice to the selling Stockholder Party(ies). The Company shall have the right to withdraw its Acceptance Notice within 40 days of the delivery thereof and not purchase the offered shares if it is unable to obtain the financing required, if any, for the purchase thereof. If the Company does not deliver an Acceptance Notice with respect to any offered shares or delivers an Acceptance Notice but does not consummate the purchase of all of the offered shares, the selling Stockholder Party(ies) shall have the right to sell such shares under a Takedown, Rule 144 Sale or other sale provisions to the extent permitted under the Agreement Regarding Common Stock.
K.    If one or more Stockholder Parties requests the Committee to approve a Permitted Sale (as defined in the Agreement Regarding Common Stock), including without limitation, a sale pursuant to Rule 144 under the Securities Act, or a sale pursuant to a registered offering under the Securities Act, and if the Committee does not approve the purchase of all of such shares pursuant to the right of first refusal, the Committee shall act expeditiously on such request for a Permitted Sale, shall consider any such request in good faith and shall provide a response to such request as promptly as reasonably practicable along with an explanation of the reasons for the Committee’s decision. If the Committee determines not to approve the requested Permitted Sale at such time, or does not approve a sale for the entire number of shares requested to be sold, or does not approve the requested form of sale, or otherwise does not approve the request in the manner proposed by the Stockholder Parties, the Committee shall provide the reasons for its position to the Stockholder Parties and shall also cooperate in good faith with the Stockholder Parties to facilitate alternatives to the requested sale at such time.
L.    After Fred’s death and after the aggregate number of shares of Common Stock held by Jean and any of Jean’s transferees, Jean’s Revocable Trust, or entities created by Jean to hold shares of Common Stock that have become a Stockholder Party pursuant to the terms of the Agreement Regarding Common Stock (collectively, “Jean’s Group”), represents less than five percent (5%) of the aggregate total of all outstanding shares of Common Stock and Class A Common Stock (and provided that Jean’s Group does not then beneficially own any Class A Common Stock), Jean’s Group, collectively (but not individually), acting by a majority based on shares of Common Stock owned, may terminate their rights and obligations under the Agreement Regarding Common Stock, prior to the Termination Date (as defined in the Agreement Regarding Common Stock) effective upon delivery of written notice to the Company that such persons elect to no longer be governed by or subject to such agreement.
M.    Dolph will join in the Agreement Regarding Common Stock for the sole purpose of agreeing to cooperate with the Company and with the Stockholder Parties thereunder in connection with any sales by Dolph under Rule 144, including the aggregation of sales by Dolph and the Stockholder Parties with respect to the Rule 144 volume requirements.
N.    During the Term (as defined in the Agreement Regarding Common Stock), at any meeting of the stockholders of the Company, each Stockholder Party will agree (i) to cause all shares of Common Stock and Class A Common Stock held by such Stockholder Party, or over which such Stockholder Party has voting discretion or control, to be present either in person or by proxy at any stockholders meeting at which directors of the Company are elected or removed, and (ii) to vote, or cause to be voted, such Common Stock and Class A Common Stock owned by it, or over which such Stockholder Party has voting discretion or control, in favor of not less than three (3) Independent Directors . For such purposes, the term “Independent Director” shall mean a member of the Board of Directors of the Company who is (1) not a managing member, manager, officer, employee or consultant of, or advisor to, the Company or any Stockholder Party, or a person who shall have served in such capacity within three (3) years immediately preceding the date of such determination, (2) independent of, and not affiliated with, any Stockholder Party, as determined in good faith by the Company’s Nominating Committee, and (3) otherwise independent within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission and the NASDAQ listing standards.
c.    Governance
i.    The following Charter Amendments will be added:
A.    All of the outstanding Class A Common Stock will automatically convert to Common Stock if less than 4,300,000 shares of Class A Common Stock, or if less than 4,600,000 shares of Class A Common Stock and Common Stock in the aggregate, are beneficially owned by Immediate Family Members and/or Permitted Transferees.
B.    Once shares of Class A Common Stock are converted into Common Stock, the shares of Class A Common Stock will be retired and may not be reissued.
C.    The classes of stock (Class A Common Stock and Common Stock) will be treated identically with respect to consideration in a merger or tender offer; dividends or other distributions (except pro rata stock splits or dividends); and distributions rights in the event of dissolution.
ii.    The Company will adopt formal Corporate Governance Guidelines that will formalize the Company’s corporate governance procedures, and also include the following:
A.    In order to ensure that there will be sufficient independent directors on the Board to serve on the Committee, the Corporate Governance Guidelines will require that at least three independent directors serve on the Board.
B.    The Corporate Governance Guidelines will provide that Dolph Baker will meet with the Board of Directors from time to time, upon the reasonable request of the independent directors, to discuss succession planning.

33.    Legal Representation of and Conflicts among Cal-Maine and Parties hereto. In connection with this Agreement and the agreements and transactions contemplated hereby, including but not limited to the Net Gift Agreement, Revocable Trusts, Claims Agreement, Estate Tax Cost Sharing Agreement, Share Exchange Agreement, Restated Certificate of Incorporation, LLC Agreement, and Agreement Regarding Common Stock, the Parties hereto hereby represent, acknowledge and agree that each of below listed persons is solely represented by the counsel indicated below opposite such person’s name, and that such party is not represented by any other lawyer or law firm identified below. If not specifically indicated below opposite such person’s name, the other lawyers or law firms indicated below specifically do not represent such person in connection with the transactions contemplated by this Agreement or otherwise. To the extent that a lawyer or law firm drafted or provided comments on or advice with respect to this Agreement or any agreements or documents referenced herein or related hereto, such action has been taken by such lawyer or law firm solely on behalf of the clients of such lawyer or law firm as listed opposite the name of such lawyer or law firm below and not on behalf of any other person, whether or not listed below. The Parties hereto further represent, acknowledge and agree that:

(a)
The Parties hereto have been advised that conflicts exists among the interests of such Parties, Jean and Jean's Children, and of Cal-Maine and that each of such persons has different and discrete interests and circumstances.

(b)
The Parties hereto have been advised to seek the advice of their own separate counsel with respect to all legal matters, including corporate, limited liability company, securities, estate, trust or other federal, state or other laws or regulations, including federal, state or other taxes, including income, estate, inheritance and other taxes, and all other consequences to them of this Agreement and all related agreements and transactions.

(c)	Each of the Parties hereto has had an opportunity to seek the advice of separate counsel and has done so and shall continue to do so to the extent each deems appropriate.

(d)
None of the Parties hereto has relied on any lawyer or law firm indicated below other than the lawyer of the law firm indicated below opposite such party’s name, with respect to any representations or legal advice relating to any legal matters, including corporate, limited liability company, securities, estate, trust or other federal, state or other laws and regulations, including federal, state or other taxes, including income, estate, inheritance and other taxes, or any other consequences to them of this Agreement or any related agreements and transactions.

(e)	Each of the lawyers and law firms listed below may rely upon the foregoing.

Party or Other Person	Lawyer(s) and/or Law Firm(s) Representing such Person

Adolphus B. Baker and Dea Dea Adams Baker, including their interests with respect to the formation of the Revocable Trusts and the Daughters’ LLC	Joseph E. Varner III Brunini Law Firm and all lawyers thereof

Luanne Adams, Nancy Adams Briggs and Laurel Adams Krodel, including their interests with respect to the formation of the Revocable Trusts and the Daughters’ LLC	Jamie G. Houston, III Watkins & Eager law firm and all lawyers thereof

Jean Reed Adams and Kyle S. Morris, including their interests with respect to the formation of the Revocable Trusts	James K. Dossett, Jr. Baker Donelson Bearman, Caldwell & Berkowitz, PC and all lawyers thereof

Fred R. Adams, Jr., including his conservatorship	Robert C. Hutchison Butler Snow LLP and all lawyers thereof

Cal- Maine Foods, Inc.	Rob Holladay, VP and General Counsel of Cal-Maine Young Wells Williams P.A. and all lawyers thereof Sidley Austin LLP and all lawyers thereof Morris, Nichols, Arsht & Tunnell LLP and all lawyers thereof
34.
EXECUTED by the Parties, this the 14th day of May 2018.

/s/ Adolphus B. Baker	/s/ Robin Morris McGuire
Adolphus B. Baker	Robin Morris McGuire

/s/ Dinnette Adams Baker	/s/ Robert M. Morris, Jr.
Dinnette Adams Baker	Robert M. Morris, Jr.

/s/ Luanne Adams	/s/ Kyle S. Morris
Luanne Adams	Kyle S. Morris

/s/ Nancy Adams Briggs	/s/ Adolphus B. Baker
Nancy Adams Briggs	Adolphus B. Baker as Co-Conservator of the Conservatorship of Fred R. Adams, Jr.
/s/ Laurel Adams Krodel	/s/ Jean Reed Adams
Laurel Adams Krodel	Jean Reed Adams, as Co-Conservator of the Conservatorship of Fred R. Adams, Jr.
/s/ Jean Reed Adam
Jean Reed Adams

/s/ Lesa Morris Rogel
Lesa Morris Rogel
/s/ Shannon Morris Crabtree
Shannon Morris Crabtree

SIGNATURE PAGE TO MEMORANDUM OF UNDERSTANDING

List of Schedules and Exhibits
Schedule 1         Schedule of Arrangements not Involving Shares or Control
Exhibit A         Form of Net Gift Agreement
Exhibit B        Form of Daughters’ Revocable Trust
Exhibit C        Form of Jean’s Revocable Trust
Exhibit D        Form of Claims Agreement
Exhibit E        Form of Estate Tax Cost Sharing Agreement
Exhibit F        Listing of Jean's Personal Assets
Exhibit G        Form of Share Exchange Agreement
Exhibit H        Form of Restated Certificate of Incorporation

Exhibit I	Form of Limited Liability Company Agreement

Exhibit J	Form of Agreement Regarding Common Stock between Stockholder Parties and Cal-Maine (including Registration Rights as Exhibit A thereto)

A copy of the Schedules and Exhibits to the MOU will be provided to the Securities and Exchange Commission upon request.

ACTIVE 232103816